UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 26, 2009
Date of report (Date of earliest event reported):

American Dairy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	001-32473	90-0208758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Star City International Building, 10 Jiuqianxiao Road, C-16th Floor
Chaoyang District, Beijing, China 100016
(Address of principal executive offices, including Zip Code)

(626) 757-8885
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On March 26, 2009, American Dairy, Inc. (the “Company”) issued a press release regarding its results of operations for the fiscal years ending December 31, 2007.  The press release is furnished herewith as Exhibit 99.1.

The Company announced the following results for the fiscal year ending December 31, 2007:

•	Sales increased approximately $44.2% year over year to $166.0 million, from $115.1 million in 2006.

•	Gross profit increased 46.3% year over year to $73.0 million, from $49.9 million in 2006.

•	Gross profit margin increased 63 basis points year over year to 44.0% in 2007.

•	Income from operations increased 13.5% year over year to $18.5 million, from $16.3 million in 2006.

•	Net income attributable to ordinary shareholders of $8.3 million, or $0.48 per diluted share, in 2007, compared to $16.4 million, or $0.98 per diluted share, in 2006.

As previously reported, and as partially set forth in Item 4.02 below, the Company has been delayed in filing its annual report on Form 10-K for the fiscal year ending December 31, 2007 (the “2007 Form 10-K”).  The Company expects to file the 2007 Form 10-K, which will contain audited financial statements for the fiscal year ending December 31, 2007, by March 31, 2009.  As previously reported, the Company has agreed with the New York Stock Exchange Inc. to file the 2007 Form 10-K by March 31, 2009 in order to comply with continued listing requirements of the NYSE Arca and avoid delisting proceedings.  In addition, the Company expects to file its annual report on Form 10-K for the fiscal year ending December 31, 2008, by April 15, 2009.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As previously reported, in December 2007 the Company dismissed Murrell, Hall, McIntosh & Co. PLLP (“MHM”) as its independent registered public accountant following notification of an informal SEC investigation related to MHM and other individuals and entities that provided accounting or advisory services to the Company.  The Company has filed a lawsuit against MHM in the United States District Court for the Western District of Oklahoma alleging that MHM breached its duties of due care and professional competence when serving as the Company’s independent registered public accountant.  As previously reported, in January 2008, the Company engaged Grant Thornton, the Hong Kong member firm of Grant Thornton International (“GT”), as its new independent registered public accountants.  In addition to its audit for the 2008 and 2007 fiscal years, the Company initiated a voluntary re-audit of its historical financial statements for the 2006 and 2005 fiscal years (the “Re-audit”).  Although the Company previously announced an intention to re-audit its 2004 fiscal year, the Company does not believe that a re-audit for 2004 is necessary and, instead, has requested that GT review significant transactions affecting the Company’s consolidated statements of operations and comprehensive income during 2004.

During the course of the Re-audit, the Company identified items that require reclassification and errors that require correction in certain financial statements line items in its financial statements as of and for the 2006 and 2005 fiscal years.  On March 26, 2009, management of the Company, in consultation with GT and the Audit Committee of the Company’s board of directors, concluded that the Re-audit was sufficiently complete such that the Company could evaluate the materiality of these errors and reclassifications on the Company’s previously filed financial statements.  Accordingly, management of the Company, in consultation with GT and the Audit Committee of the Company’s board of directors, concluded that the Company’s previously filed financial statements as of and for the fiscal years ended December 31, 2006 and 2005 should be restated and should no longer be relied upon.

The Company currently estimates that the adjustments made during the Re-audit would result in:

•
For 2005, an increase in current assets of approximately $2.1 million, an increase in total assets of approximately $1.4 million, an increase in current liabilities of approximately $610,000, an increase in total liabilities of approximately $2.4 million, a decrease in shareholders’ equity of approximately $700,000, an increase in gross profit of approximately $1.0 million, a decrease in net income attributable to ordinary shareholders of approximately $320,000, and a decrease in total comprehensive income of approximately $150,000.

•
For 2006, an increase in current assets of approximately $1.6 million, an increase in total assets of approximately $6.5 million, an increase in current liabilities of approximately $6.6 million, an increase in total liabilities of approximately $10.0 million, a decrease in shareholders’ equity of approximately $3.6 million, a decrease in gross profit of approximately $2.7 million, a decrease in net income attributable to ordinary shareholders of approximately $3.5 million, and a decrease in total comprehensive income of approximately $1.6 million.

However, the foregoing amounts are only current estimations and investors should only rely on the restated financial information, which the Company plans to finalize and present in the 2007 Form 10-K to be filed by no later than March 31, 2009.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit	Description
99.1	Press release of American Dairy, Inc. dated March 26, 2009 announcing 2007 financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DAIRY, INC.

By:	/s/ Jonathan H. Chou
Jonathan H. Chou
Chief Financial Officer

Date: March 26, 2009

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press release of American Dairy, Inc. dated March 26, 2009 announcing 2007 financial results